AllianceBernstein Municipal Income Fund
II
811-07618


Exhibit 77C
Matters submitted to a vote of security
holders

===============================
=====
RESULTS OF SHAREHOLDERS
MEETING
(unaudited)

A Special Meeting of the Shareholders of
Florida Portfolio (?Florida?), a series of AllianceBernstein Mutual Income Fund II
(?Muni Income II?) was held on May 21,
2009.  Because a quorum was not present
for this meeting, the meeting was adjourned until June 18, 2009.




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